Exhibit 99.1

For Immediate Release
NR 12-0201

Media Contact: Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com	Investor Contact: Paul Cyril SVP, Investor Relations 212.973.2982 Paul.Cyril@aecom.com

AECOM reports first-quarter fiscal year 2012 financial results

Reports backlog of $15.8 billion

•                  First-quarter diluted earnings per share of 42 cents.

•                  Net income for the first quarter of $48 million.

•                  Revenue, net of other direct costs, for the first quarter of $1.2 billion.

•                  Revenue for the first quarter of $2.0 billion.

•                  Total backlog at Dec. 31, 2011, of $15.8 billion.

•                  First-quarter cash flow from operations improved by $173 million year over year.

•                  Diluted earnings per share range outlook of $2.45 to $2.65 for full fiscal year 2012.

LOS ANGELES (Feb. 2, 2012) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for public and private sector clients in more than 130 countries around the world, announced today its financial results for the first quarter of fiscal year 2012, which ended Dec. 31, 2011.

AECOM reported net income of $48 million for the first quarter and diluted earnings per share (EPS) of 42 cents for the first quarter.  This represents a decrease of 16% from net income of $57 million and a decrease of 13% from diluted earnings per share of 48 cents for the same period last year.  Operating income for the first quarter was $77 million, a decrease of 15% from the same period last year.

First-quarter revenue was $2.0 billion, a 5% increase from the first quarter of fiscal year 2011.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs, which is a non-GAAP measure and excludes such pass-through costs, also provides a valuable perspective on its business results.  First-quarter revenue, net of other direct costs, was $1.2 billion, representing a 1% increase over the same period last year.  Organic revenue, net of other direct costs, for the first quarter increased 0.4% year over year.  Organic revenue, net of other direct costs, excludes revenue, net of other direct costs, from acquired companies, which is defined as revenue, net of other direct costs, included in the current period up to 12 months subsequent to their acquisition date.

“Our results for the first quarter are in line with our expectations and consistent with what we discussed on our fourth-quarter earnings call.  We maintain our outlook for the full year,” said John M. Dionisio, AECOM chairman and chief executive officer.  “More importantly, we delivered key wins across our diversified platform during the quarter – highlighted by signifcant backlog growth in our emerging markets and across our geographies.  We are well positioned to build on this momentum.”

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Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and public sector clients worldwide.

For the first quarter of fiscal year 2012, the PTS segment reported revenue of $1.8 billion and revenue, net of other direct costs, of $1.1 billion, compared to revenue of $1.6 billion and revenue, net of other direct costs, of $1.08 billion in the same period last year.  This represents a 15% increase in revenue and a 1% increase in revenue, net of other direct costs. PTS segment operating income was $87.3 million compared to $91.6 million last year.

Management Support Services

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the first quarter of fiscal year 2012, the MSS segment reported revenue of $221.8 million and revenue, net of other direct costs, of $129.9 million, compared to revenue of $360.4 million, and revenue, net of other direct costs, of $129.0 million for the same period during fiscal year 2011.  This represents a 38% decrease in revenue contrasted by a 1% increase in revenue, net of other direct costs, highlighting a change in the mix of the business.  In addition, the MSS segment reported operating income of $12.0 million compared to $21.8 million for the same period during fiscal year 2011.

Cash Flow and Balance Sheet

Cash flow from operations for the first quarter of fiscal year 2012 improved by $173 million from the prior year to negative $6 million.  As of Dec. 31, 2011, AECOM had $507 million of total cash and cash equivalents, $1.2 billion of debt with $1.05 billion in committed bank facilities that have $842 million in unused capacity.

Backlog

AECOM announced backlog of $15.8 billion at Dec. 31, 2011, a 2% increase year over year.  Excluding backlog obtained through acquisitions, total backlog increased 2% year over year.

Outlook

“Our $2.2 billion in new wins during the first quarter, coupled with the visibility provided by our backlog of $15.8 billion, give us confidence in the balance of fiscal 2012 and beyond,” said Michael S. Burke, AECOM president.  “The positive momentum that we delivered in our power, energy and mining markets during the quarter reflects our ability to optimize our operational performance this year and over the long term.”

AECOM expects diluted earnings per share results for fiscal year 2012 to be in the range of $2.45 to $2.65.  The 2012 earnings guidance range includes the following key assumptions: 2012 tax rate of 29%, inclusive of non-controlling interest deduction; interest expense of $43 million; amortization of intangibles expense of $24 million; depreciation expense of $76 million; and full-year share count of 115 million.

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AECOM is hosting a conference call at 11 a.m. Eastern Time, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Those wishing to dial in to the call via telephone can do so by dialing 1-866-831-6272 or 1-617-213-8859 and entering the passcode 43843171.  Interested parties also can listen to the conference call via webcast at www.aecom.com.  The webcast will be available for replay following the call.  The accompanying presentation slides currently are available on the site.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 130 countries and had revenue of $8.1 billion during the 12 months ended Dec. 31, 2011.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

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4-4-4	AECOM Technology Corporation Consolidated Statements of Income (unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2011	December 31, 2010

Revenue	$2,029,180	$1,936,183
Other direct costs	798,331	722,406
Revenue, net of other direct costs (non-GAAP)	1,230,849	1,213,777
Cost of revenue, net of other direct costs	1,140,503	1,108,442
Gross profit	90,346	105,335

Equity in earnings of joint ventures	8,962	8,097
General and administrative expenses	22,611	23,262
Income from operations	76,697	90,170

Other income	1,919	2,288
Interest expense, net	(10,614)	(9,872)
Income before income tax expense	68,002	82,586

Income tax expense	19,578	20,503

Net income	48,424	62,083

Non-controlling interest in income of consolidated subsidiaries, net of tax	(493)	(5,215)

Net income attributable to AECOM	$47,931	$56,868

Net income allocation:
Preferred stock dividend	$—	$2
Net income available for common stockholders	47,931	56,866
Net income attributable to AECOM	$47,931	$56,868

Net income attributable to AECOM per share:
Basic and diluted	$0.42	$0.48

Weighted average shares outstanding:
Basic	113,965	118,001
Diluted	114,591	119,115

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5-5-5	AECOM Technology Corporation Balance Sheet and Cash Flow Information (unaudited - in thousands)

	December 31, 2011	September 30, 2011
Balance Sheet Information:
Cash and cash equivalents	$507,486	$456,940
Accounts receivable, net	2,513,914	2,380,181
Working capital	1,304,958	1,175,620
Working capital, net of cash and cash equivalents	797,472	718,680

Total debt	1,241,535	1,162,469
Total assets	5,994,615	5,789,328
Total stockholders’ equity	2,412,306	2,339,711

	Three Months Ended
	December 31, 2011	December 31, 2010
Cash Flow Information:
Net cash used in operating activities*	$(6,426)	$(179,345)

*         Dec. 31, 2010, amount includes deferred compensation plan termination ($90 million) and associated excess tax benefits ($58 million).

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6-6-6	AECOM Technology Corporation
Reportable Segments
(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended December 31, 2011
Revenue	$1,807,404	$221,776	$—	$2,029,180
Other direct costs	706,536	91,795	—	798,331
Revenue, net of other direct costs (non-GAAP)	1,100,868	129,981	—	1,230,849
Cost of revenue, net of other direct costs	1,016,107	124,396	—	1,140,503
Gross profit	84,761	5,585	—	90,346
Equity in earnings of joint ventures	2,492	6,470	—	8,962
General and administrative expenses	—	—	22,611	22,611
Income from operations	$87,253	$12,055	$(22,611)	$76,697

Gross profit as a % of revenue	4.7%	2.5%	—	4.5%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	7.7%	4.3%	—	7.3%

Contracted backlog	$7,664,175	$888,615	$—	$8,552,790
Awarded backlog	6,078,771	1,194,993		7,273,764
Total backlog	$13,742,946	$2,083,608	$—	$15,826,554

Three Months Ended December 31, 2010
Revenue	$1,575,771	$360,412	$—	$1,936,183
Other direct costs	490,964	231,442	—	722,406
Revenue, net of other direct costs (non-GAAP)	1,084,807	128,970	—	1,213,777
Cost of revenue, net of other direct costs	995,273	113,169	—	1,108,442
Gross profit	89,534	15,801	—	105,335
Equity in earnings of joint ventures	2,110	5,987	—	8,097
General and administrative expenses	—	—	23,262	23,262
Income from operations	$91,644	$21,788	$(23,262)	$90,170

Gross profit as a % of revenue	5.7%	4.4%	—	5.4%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.3%	12.3%	—	8.7%

Contracted backlog	$7,398,598	$492,050	$—	$7,890,648
Awarded backlog	5,649,886	1,968,717	—	7,618,603
Total backlog	$13,048,484	$2,460,767	$—	$15,509,251

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7-7-7	AECOM Technology Corporation
Regulation G Information
($ in millions)

Reconciliation of Revenue to Revenue, Net of Other Direct Costs

	Three Months Ended
	December 31, 2011	December 31, 2010
Consolidated
Revenue	$2,029.2	$1,936.2
Less: Other direct costs	798.4	722.4
Revenue, net of other direct costs	$1,230.8	$1,213.8

PTS Segment
Revenue	$1,807.4	$1,575.8
Less: Other direct costs	706.5	491.0
Revenue, net of other direct costs	$1,100.9	$1,084.8

MSS Segment
Revenue	$221.8	$360.4
Less: Other direct costs	91.9	231.4
Revenue, net of other direct costs	$129.9	$129.0

Reconciliation of Amounts Provided by Acquired Companies

	Three Months Ended December 31, 2011
	Total	Provided by Acquired Companies	Excluding Effect of Acquired Companies
Consolidated
Revenue, net of other direct costs	$1,230.8	$12.1	$1,218.7

Reconciliation of EBITDA to Net Income Attributable to AECOM

	Three Months Ended
	Dec 31, 2011	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010	Jun 30, 2010	Mar 31, 2010

EBITDA	$103.0	$157.8	$136.2	$114.3	$117.1	$125.8	$105.9	$100.3
Less: Interest (income) / expense*	10.0	8.9	10.4	10.0	9.9	5.3	1.2	2.4
Less: Depreciation and amortization	25.5	25.1	28.0	27.4	29.8	21.2	17.2	18.2

Income from continuing operations attributable to AECOM before income taxes	67.5	123.8	97.8	76.9	77.4	99.3	87.5	79.7
Less: Income tax expense	19.6	36.4	24.0	19.2	20.5	31.5	22.7	21.0

Income from continuing operations attributable to AECOM	47.9	87.4	73.8	57.7	56.9	67.8	64.8	58.7
Discontinued operations, net of tax	–	–	–	–	–	–	–	(0.2)

Net income attributable to AECOM	$47.9	$87.4	$73.8	$57.7	$56.9	$67.8	$64.8	$58.5

	Fiscal Years Ended September 30
	2011	2010	2009	2008

EBITDA	$525.4	$417.5	$358.5	$284.5
Less: Interest (income) / expense*	39.2	9.9	10.7	(1.3)
Less: Depreciation and amortization	110.3	78.9	84.1	62.8

Income from continuing operations attributable to AECOM before income taxes	375.9	328.7	263.7	223.0
Less: Income tax expense	100.1	91.7	77.0	76.5

Income from continuing operations attributable to AECOM	275.8	237.0	186.7	146.5
Discontinued operations, net of tax	–	(0.1)	3.0	0.7

Net income attributable to AECOM	$275.8	$236.9	$189.7	$147.2

* Excluding related amortization.

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